Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 26, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting of Apollo Investment Corporation, which appears in such Registration Statement.  We also consent to the references to us under the headings “Experts”, “Selected Financial Data” and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY

November 10, 2010